Exhibit 4.9

THOMPSON CREEK METALS COMPANY INC.,
as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as U.S. Trustee

and

VALIANT TRUST COMPANY,
as Canadian Co-Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 21, 2012

Supplement to the Indenture between Thompson Creek Metals Company Inc. and Wells Fargo Bank, National Association, as U.S. Trustee, dated as of May 11, 2012,

as amended by the First Supplemental Indenture thereto dated as of May 11, 2012, as further amended by the Second Supplemental Indenture thereto dated as of May 11, 2012

FOURTH SUPPLEMENTAL INDENTURE, dated as of June 21, 2012 (this “Fourth Supplemental Indenture”), among THOMPSON CREEK METALS COMPANY INC., a corporation governed by the Business Corporations Act (British Columbia) (the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity but solely as U.S. trustee (the “U.S. Trustee”), and VALIANT TRUST COMPANY, as Canadian trustee (the “Canadian Co-Trustee” and, together with the U.S. Trustee, each a “Trustee” and, together, the “Trustees”) under the Indenture, dated as of May 11, 2012, between the Company and the U.S. Trustee (the “Base Indenture,” and the Base Indenture, as supplemented by the First Supplemental Indenture thereto, dated as of May 11, 2012, among the Company, the guarantors party thereto and the U.S. Trustee, as further supplemented by the Second Supplemental Indenture thereto, dated as of May 11, 2012, among the Company, the guarantors party thereto, the U.S. Trustee and the Canadian Co-Trustee, dated as of May 11, 2012, and as further supplemented by this Fourth Supplemental Indenture, the “Indenture”).

W I T N E S S E T H

WHEREAS, capitalized terms used and not defined herein shall have the means ascribed to such terms in the Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture (as amended, supplemented, waived or otherwise modified), to provide for the issuance from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”), as provided in the Base Indenture, up to such principal amount or amounts as may from time to time be authorized in or pursuant to one or more resolutions of the Board of Directors;

WHEREAS, pursuant to the Second Supplemental Indenture, the Company issued $200,000,000 in aggregate principal amount of its 12.5% Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 9.01(1) of the Base Indenture provides that the Company and the Trustees may enter into one or more supplemental indentures to cure any ambiguity, omission, defect or inconsistency;

WHEREAS, the Company has requested that the Trustees execute and deliver this Fourth Supplemental Indenture;

WHEREAS, all requirements necessary to make this Fourth Supplemental Indenture a legal, valid, binding and enforceable instrument in accordance with its terms have been done and performed; and

WHEREAS, the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company, the guarantors party hereto and the Trustees hereby agree as follows:

Section 1.              Amendments to the Second Supplemental Indenture.

1.  The definition of “Interest Payment Date” in the Second Supplemental Indenture is hereby amended and restated as follows:

“Interest Payment Date” means May 1 and November 1 of each year to stated maturity of the Notes.

Section 2.              Conditions to Effectiveness.  This Fourth Supplemental Indenture shall become effective upon execution by the Company, the guarantors party hereto and the Trustees.

Section 3.              Other Terms and Conditions.  Except as supplemented and amended hereby, the Indenture is in all respects ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Fourth Supplemental Indenture and all its provisions shall be deemed a part thereof.

Section 4.              Validity.  In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.              Headings.  The headings in this Fourth Supplemental Indenture are for convenience of reference only and shall not limit or otherwise affect any of the terms hereof.

Section 6.              Governing Law.  This Fourth Supplemental Indenture and the rights and obligations of the parties hereunder shall, pursuant to N.Y. GOL §5-1401, be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to conflicts of laws principles that would require the application of any other law.

Section 7.              Counterparts.  This Fourth Supplemental Indenture has been simultaneously executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Electronic delivery of a copy of an executed signature page hereto shall be effective as delivery of a manually executed counterpart hereof.

Section 8               The Trustees.  The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.  In entering into this Fourth Supplemental Indenture, the Trustees shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustees.

[SIGNATURES ON THE FOLLOWING PAGES]

2

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Executive Vice President and Chief Financial Officer

BERG GENERAL PARTNER CORP.
BLUE PEARL MINING INC.
CYPRUS THOMPSON CREEK MINING COMPANY
LANGELOTH METALLURGICAL COMPANY LLC
LONG CREEK MINING COMPANY
MT. EMMONS MOLY COMPANY
TERRANE METALS CORP.
THOMPSON CREEK METALS COMPANY USA
THOMPSON CREEK MINING CO.
THOMPSON CREEK MINING LTD.
THOMPSON CREEK SERVICES ULC
as Guarantors

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Executive Vice President and Chief Financial Officer

BERG METALS LIMITED PARTNERSHIP

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Executive Vice President and Chief Financial Officer of Berg General Partnership Corp., its general partner

[Signature page to Fourth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as U.S. Trustee

By:	/s/ Lynn M. Steiner
	Name:	Lynn M. Steiner
	Title:	Vice President

[Signature page to Fourth Supplemental Indenture]

VALIANT TRUST COMPANY, as Canadian Co-Trustee

By:	/s/ Dan Sander
	Name:	Dan Sander
	Title:	Director, Trust Services

By:	/s/ June Lam
	Name:	June Lam
	Title:	Officer Corporate Trust